PROSPECTUS SUPPLEMENT                        Registration Rule No. 424(b4)
   (To Prospectus Dated September 19, 1997)        Registration No. 333-28223


                                  91,408 Shares

                                  Common Stock


             This Prospectus Supplement pertains to the offer and sale of up to 91,408 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company") by or for the account of Frederick M. Teter and Deanna Teter (the "Selling Shareholders").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholders and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                               Selling Shareholder


                               Number of Shares                                      Number of Shares
                            of Common Stock Owned             Number of           of Common Stock to be
        Name (1)              Prior to Offering             Shares Offered         Owned After Offering

    Frederick M. Teter               91,408                     91,408                    0
    Deanna Teter,
    Husband and Wife

    ____________________

    (1)   The Selling Shareholders acquired  theirshares of Common Stock from the Company as part of the consideration paid pursuant to the Company's acquisition of the business of the Selling Shareholders' solid waste collection, disposal and recycling operations.  The acquisition was completed on October 23, 1997.


                 The date of this Prospectus Supplement is October 24, 1997.